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                             BRAUNS FASHIONS CORPORATION
                            1999 EXECUTIVE LOAN PROGRAM



     Brauns Fashions Corporation, a Delaware corporation (the "Company") hereby adopts the following Executive Loan Program (the "Program") effective this 28th day of July, 1999.

                                      ARTICLE I
                                       PURPOSE

     The purpose of the Program is to provide loans to certain executive officers of the Company. It is the general intention of the Board of Directors of the Company that loans under the Program be made to create an incentive for executive officers of the Company to exercise Company stock options, thereby aligning management's interests with that of the shareholders. The proceeds of a loan made hereunder may only be used in connection with the exercise of stock options granted by the Company to the executive officers.

                                      ARTICLE I
                                     ELIGIBILITY

     Those executive officers identified by the Compensation Committee of the Board of Directors from time to time are eligible to participate in the Program.

                                    ARTICLE III
                                       LOAN

     No more than two million two hundred thousand dollars ($2,200,000) principal amount of loans in the aggregate may be outstanding to all participants under this Program at any time. An executive officer of the Company may borrow from the Company up to five hundred thousand dollars ($500,000).

     The loan shall mature upon the earlier of (i) borrower's termination of employment or (ii) the sale by borrower of shares acquired pursuant to the loan. For purposes of the Program, a borrower's employment shall terminate on account of resignation, discharge, retirement, death or the indefinite suspension of employment duties on account of disability. To the extent a borrower sells less than all of the shares acquired under the loan, the loan shall not mature until such time as all of the shares are sold provided that borrower use the proceeds of the sale to reduce the principal and accrued interest on the loan. Upon maturity, the loan shall be repaid to the Company upon the Company's demand.

     Each loan shall be a full recourse loan and shall bear interest at the then minimum interest rate ("Designated Rate") required to avoid the imputation of income under (i) the below-market loan rules, (ii) the imputed interest and original issue discount rules, and (iii) any other similar provision

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contained in the Internal Revenue Code, as amended, or in state or local tax laws or regulations. Interest will accrue on the unpaid principal at the Designated Rate for each month during the term of the loan. Interest shall be due and payable semi-annually, on June 30 and December 31 of each year.
In the event the borrower's employment relationship with the Company is terminated, borrower shall repay the loan within [thirty (30)] days after the date the employment relationship is terminated, unless otherwise extended by a separate written agreement approved by the Board. The Company shall obtain a first perfected lien against the collateral pursuant to the terms of that Pledge and Security Agreement which borrower shall execute and deliver to the Company on the date the loan is made, together with all stock certificates evidencing such collateral and appropriate stock powers.

                                      ARTICLE IV
                                   LOAN CONDITIONS

     In order to obtain a loan under the Program, a borrower must execute all loan documents the Company requires (e.g., promissory notes and security agreements). Collateral consisting of the Company stock purchased with the proceeds of the loan must be pledged to secure each loan.

                                      ARTICLE V
                               PROCEDURE TO OBTAIN LOAN

     Any borrower desiring a loan pursuant to the provisions of this Program shall submit a written request for such loan (the "Proposal") to the Company at its principal business office, specifying the amount of the loan desired and the number of shares to be acquired pursuant to Company stock options.

                                     ARTICLE VI
                                   ADMINISTRATION

     The Compensation Committee of the Board of Directors will administer the Program. The Company's Chief Financial Officer will provide a report to the Compensation Committee periodically on the participants, amount of loans outstanding, and activity under the Program.

                                    ARTICLE VII
                                      NOTICES

     All notices and other communications of any kind which the Company or a borrower may be required or may desire to serve on the other party in connection with the Program shall be in writing and may be delivered by personal service or by registered or certified mail, return receipt requested, deposited in the United States mail with postage thereon fully prepaid, addressed to the other party at the addresses indicated in the Pledge and Security Agreement or as otherwise provided below. Service of any such notice or other communication so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt

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or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either the Company or a borrower may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or other communications are thereafter to be addressed or delivered.

                                   ARTICLE VIII
                                    TERMINATION

     Loans may be made under this Program at any time and from time to time prior to [December 31, 2000], on which date this Program will expire.

                                     ARTICLE IX
                             EFFECTIVE DATE OF PROGRAM

     This Program shall become effective upon its adoption by the Board.

                                       ARTICLE X
                              MISCELLANEOUS PROVISIONS

     The Program shall be administered by the plan administrator, which shall be the Company acting through its Chief Financial Officer. The plan administrator shall have the power to adopt forms of loan documents, to exercise all rights and powers allocated to the Company under this Program and to do anything else which is helpful or necessary to the proper operation of the Program.

     The Company reserves the right at any time to amend, modify or terminate the Program; provided that no such amendment, modification or termination shall in any manner require additional collateral, accelerate the maturity date, impose an increase in the Designated Rate or otherwise alter the terms of any outstanding loans in a manner adverse to the borrowers under such loans, except as may be required to comply with applicable law.

     The Company reserves the right at any time to discontinue making new loans or to cancel any outstanding loan by forgiving it.

     The Program is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any individual, or consideration for, or an inducement or condition of, the employment of an individual. Nothing contained in the Program shall give any individual the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any individual at any time for any reason not prohibited by statute, without the Company being required to show cause for the termination.

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